Exhibit 99.1

AMENDMENT NO. 2 TO 2007 STOCK INCENTIVE PLAN

AMENDMENT NO. 2 (this “Amendment”), effective as of October 5, 2010, to the 2007 Stock Incentive Plan, as previously amended by Amendment No. 1 thereto, effective as of October 27, 2009 (as amended, the “Plan”), of Tops Holding Corporation (the “Company”).  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Plan.

WHEREAS, pursuant to Article XIII of the Plan, the Plan may be amended by the Board from time to time to the extent the Board deems necessary or appropriate; and

WHEREAS, the Board has authorized the amendment of the Plan as set forth below.

NOW, THEREFORE, it is agreed:

1.            Amendment of Section 3.1.  Section 3.1 of the Plan is hereby deleted in its entirety and replaced with the following:

“Section 3.1         Shares Reserved.  There shall (subject to Article XI) be reserved for issuance under this Plan 13,600 shares of Stock, which shall be the maximum number of shares issuable under this Plan.  The Committee may determine, in its discretion, any limits on the maximum number of Options that may be granted under this Plan to any individual in any calendar year.”

2.            Conflict.  In the event of any conflict between this Amendment and the Plan, the terms of this Amendment shall prevail.

3.            References to the Plan.  From and after the effective date hereof, all references to the Plan contained in the Plan and each other agreement entered into in connection therewith shall be deemed to be references to the Plan after giving effect to this Amendment.

4.            No Other Amendments.  The Board hereby acknowledges and agrees that this Amendment constitutes an amendment to the Plan in accordance with Article XIII thereof.  Except as specifically amended by this Amendment, all other terms and provisions of the Plan shall remain in full force and effect in accordance with its terms and nothing contained herein shall be deemed: (i) to be a waiver, amendment, modification or other change of any term, condition or provision of the Plan or any agreement entered into in connection therewith (or a consent to any such waiver, amendment, modification or other change), (ii) to be a consent to any transaction, or (iii) to prejudice any right or rights which the Company or the holder of any Option may have under the Plan and/or any agreement entered into in connection therewith.

5.            Further Assurances.  The Board shall do such further acts and things, and execute and deliver such additional conveyances, assignments, agreements and instruments, as may be reasonably requested in connection with the administration and enforcement of this Amendment and to permit the exercise thereof in compliance with any laws.

6.            Captions.  The captions of the Sections of this Amendment are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any Section hereof.

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IN WITNESS WHEREOF, the Company has caused it duly authorized officer to execute below to evidence of the Board’s adoption of this Amendment effective as of the date set forth above.

COMPANY

TOPS HOLDING CORPORATION

By:	/s/ Eric Kanter
Name:	Eric Kanter
Title:	Director and Vice President